Exhibit 99.1

News release

QLT ANNOUNCES FIRST QUARTER 2014 RESULTS

For Immediate Release	April 30, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company reported financial results today for the first quarter ended March 31, 2014. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

2014 FINANCIAL RESULTS

QLT Expenses / Other Income

Research and Development (R&D) expenses relate to QLT’s synthetic retinoid program. During the first quarter of 2014, QLT incurred R&D expenses of $4.8 million compared to $4.1 million for the same period in 2013. The net $0.7 million increase was primarily due to costs incurred in connection with the Company’s current toxicity studies, the QLT091001 Phase IIa study on Impaired Dark Adaptation and preparatory activities for the QLT091001 pivotal trial. These cost increases were partially offset by lower R&D costs related to the Company’s QLT091001 Phase Ib retreatment study in patients with Leber Congenital Amaurosis and Retinitis Pigmentosa, which was substantially completed in 2013, and savings from the Company’s 2012 workforce reduction and other restructuring activities.

During the first quarter of 2014, Selling, General and Administrative (SG&A) expenses were $2.2 million compared to $2.1 million for the same period in 2013. The net $0.1 million increase in SG&A expenses was primarily due to fees incurred in connection with the exploration of certain strategic alternatives, which were partially offset by savings from the Company’s 2012 workforce reduction and other restructuring activities.

During the first quarter of 2014, Investment and Other Income was $1.5 million compared to $0.8 million for the same period in 2013. For both periods, this primarily related to gains of $1.5 million and $0.8 million, respectively, for the Fair Value Changes in Contingent Consideration. These fair value gains resulted from the revaluation of the Company’s contingent consideration asset, which was recorded as the present value of future expected payments with respect to Eligard®. The $0.7 million increase in the Company’s fair value gains is primarily due to a $17.0 million payment (the “Sanofi Prepayment”) received from TOLMAR Holding, Inc. (“Tolmar”) on March 17, 2014 in accordance with a consent and amendment agreement (the “Consent and Amendment Agreement”) to the stock purchase agreement with Tolmar (the “2009 Stock Purchase Agreement”), under which QLT had formerly divested the Eligard product line to Tolmar. Pursuant to the terms of the Consent and Amendment Agreement, in exchange for QLT’s consent to certain transactions proposed by Tolmar that would affect its license agreement with Sanofi Synthelabo Inc. (“Sanofi License Agreement”), QLT received the Sanofi Prepayment as pre-payment and full satisfaction of the remaining contingent consideration owing with respect to royalties under the Sanofi License Agreement. Under the Consent and Amendment Agreement, Tolmar and its parent corporation, Dodley International Ltd., also guaranteed payment of the remaining $10.0 million of contingent consideration owing under the 2009 Stock Purchase Agreement on or before November 30, 2014.

Operating Losses and Loss per Share

The operating loss for the first quarter of 2014 was $7.8 million, compared to a $7.2 million operating loss during the same period in 2013. The net $0.6 million increase in operating losses is primarily due to higher spending on the Company’s current R&D activities discussed under the QLT Expenses / Other Income section above.

Loss per share from continuing operations was $0.13 in both the first quarter of 2014 and first quarter of 2013.

Cash and Cash Equivalents

As at March 31, 2014, the Company’s consolidated cash and cash equivalents was $139.9 million compared to $118.5 million of cash and cash equivalents at the end of 2013. The increase was primarily due to $28.1 million of proceeds received from Tolmar in connection with Eligard related contingent consideration, which included the $17.0 million related to the Consent and Amendment Agreement discussed under the QLT Expenses / Other Income section above. In addition, we have approximately $10.0 million of Eligard related contingent consideration still owing to us under the terms of the 2009 Stock Purchase Agreement, which is expected to be collected in full on or before November 30, 2014.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2013, and that it may be classified as a PFIC in 2014, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc. – Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

In accordance with United States generally accepted accounting principles

(Unaudited)

	Three months ended March 31,
(In thousands of U.S. dollars except share and per share information)	2014	2013

Expenses

Research and development	$4,813	$4,080

Selling, general and administrative	2,156	2,082

Depreciation	229	235

Restructuring charges	571	822

	7,769	7,219

Operating loss	(7,769)	(7,219)

Investment and other income

Net foreign exchange losses	(21)	(66)

Interest income	22	57

Fair value change in contingent consideration	1,466	795

Other gains	55	—

	1,522	786

Loss from continuing operations before income taxes	(6,247)	(6,433)

Provision for income taxes	(215)	(183)

Loss from continuing operations	(6,462)	(6,616)

Income from discontinued operations, net of income taxes	—	189

Net loss and comprehensive loss	$(6,462)	$(6,427)

Basic and diluted net loss per common share

Continuing operations	$(0.13)	$(0.13)

Discontinued operations	$0.00	$0.00

Net loss per common share	$(0.13)	$(0.13)

Weighted average number of common shares outstanding (thousands)

Basic and diluted	51,082	50,589

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars except share amounts)

	March 31, 2014	December 31, 2013

ASSETS

Current assets

Cash and cash equivalents	$139,909	$118,521

Accounts receivable, net of allowances for doubtful accounts	14,374	4,590

Contingent consideration - current	—	36,582

Income taxes receivable	68	77

Deferred income tax assets - current	—	191

Prepaid and other assets	1,627	1,863

Total current assets	155,978	161,824

Property, plant and equipment	1,637	1,866

Deferred income tax assets - non-current	—	177

Total assets	157,615	163,867

LIABILITIES

Current liabilities

Accounts payable	$2,645	$2,609

Accrued liabilities	859	1,498

Accrued restructuring charge	610	130

Total current liabilities	4,114	4,237

Uncertain tax position liabilities	1,627	1,846

Total liabilities	5,741	6,083

SHAREHOLDERS’ EQUITY

Share capital

Authorized

500,000,000 common shares without par value

5,000,000 first preference shares without par value, issuable in series

Issued and outstanding common shares	$466,229	$466,229

March 31, 2014 – 51,081,878 shares

December 31, 2013 – 51,081,878 shares

Additional paid-in capital	96,396	95,844

Accumulated deficit	(513,720)	(507,258)

Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	151,874	157,784

Total shareholders’ equity and liabilities	$157,615	$163,867

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne and the PPDS Technology; the risk that we may not receive the remaining portion of the Eligard contingent consideration payable to us under the 2009 Stock Purchase Agreement and the Consent and Amendment Agreement; risks and uncertainties concerning the impact that QLT’s success or failure in completing strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.